Exhibit 99.1

[ABC LOGO]

News Release

For more information contact:

W. Edwin Lane, Jr.

Chief Financial Officer

ABC BANCORP REPORTS 15% INCREASE IN

FIRST QUARTER EARNINGS

April 12, 2004

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $3.2 million, or $.33 per basic share, for the quarter ended March 31, 2004. Net income for the same quarter a year ago was $2.8 million, or $.28 per basic share. The results represent a 15% increase in both net income and net income per basic share over the same period last year.

The annualized return on average assets for the quarter ended March 31, 2004 and 2003 was 1.09% and .94%, respectively. The annualized return on average equity for the quarter ended March 31, 2004 and 2003 was 11.06% and 10.16%, respectively.

The Company recorded loan loss provisions of $311,000 during the quarter ended March 31, 2004, which was $420,000 or 57.46% less than loan loss provisions of $731,000 recorded during the same quarter a year ago. The allowance for loan losses totaled $15.2 million and $15.4 million as of March 31, 2004 and 2003, respectively. The allowance for loan losses, as a percentage of total loans, was 1.81% and 1.85% as of March 31, 2004 and 2003, respectively.

Loans charged off (net of recoveries) totaled $63,000 and $241,000 for the quarters ended March 31, 2004 and 2003, respectively. The ratio of loans charged off (net of recoveries) to average loans was .01% and .03% for the quarters ended March 31, 2004 and 2003, respectively.

Non-performing assets totaled $7.6 million and $10.3 million as of March 31, 2004 and 2003, respectively, a decrease of $2.7 million or 26%. As compared to the previously reported balance of $7.9 million as of December 31, 2003, non-performing assets decreased $321,000 or 4% during the quarter ended March 31, 2004.

The ratio of the allowance for loan losses to non-performing assets was 200% and 149% as of March 31, 2004 and 2003, respectively. The same ratio, as previously reported, was 188% as of December 31, 2003.

Non-interest income was $415,000 less for the quarter ended March 31, 2004 than for the same quarter a year ago. This decline was mainly attributable to three factors: cumulative

ABC BANCORP

News Release

April 12, 2004

checking product sales rebates totaled $128,000 more in the first quarter of 2003 than the first quarter of 2004; gains on the disposal of foreclosed real estate of $27,000 recorded in the first quarter of 2003 versus losses on disposal totaling $138,000 recorded in the first quarter of 2004, and; approximately $100,000 less deposit service charge income for the first quarter of 2004 than during the first quarter of 2003. The rebate difference and foreclosed real estate gains/losses are nonrecurring. Deposit service charges are historically volatile from quarter to quarter, therefore the decrease in income for the first quarter of 2004 does not necessarily indicate a negative trend.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “When comparing the first quarter of 2004 with the same quarter last year, we had improved results in three of the four main income statement components: asset quality improvement resulted in $420,000 less loan loss provision expense this year than last; net interest income was $564,000 higher this year than last, and; non-interest expense was $90,000 lower this year than last. The only negative result was non-interest income, which was $415,000 less this year than last, with most of the decline attributable to non-recurring items.”

Hunnicutt continued, “These results confirm to us that our strategy for the remainder of 2004 should not change from our first-quarter strategy. We will continue to control expenses and improve asset quality. We will also continue to be diligent in our efforts to use the recovering economy as an opportunity to grow loans and deposits. If these plans of action are successful, we should have respectable earnings during the three remaining quarters of 2004.”

Total assets were $1.2 billion as of both quarters ended March 31, 2004 and 2003. Average net loans were $827 million and $813 million as of March 31, 2004 and 2003, respectively, an increase of 2%. Average total deposits were $887 million and $902 million as of March 31, 2004 and 2003, respectively, a decrease of 2%.

At its March, 2004 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.14 per share payable on April 9, 2004 to shareholders of record as of March 31, 2004.

ABC Bancorp is headquartered in Moultrie, Georgia and has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements,

ABC BANCORP

News Release

April 12, 2004

whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED
	03/31/04	03/31/03
EARNINGS SUMMARY
Net interest income	$10,961	$10,397
Provision for loan losses	311	731
Non-interest income	3,196	3,611
Non-interest expense	9,101	9,190
Income taxes	1,559	1,318
Net income	$3,186	$2,769

PER SHARE SUMMARY
Common shares outstanding	9,765,180	9,759,034
Weighted average shares	9,777,267	9,770,275
Income per weighted avg share - basic	$0.33	$0.28
Dividends declared per share	$0.14	$0.12

OPERATING RATIOS (annualized)
Net interest rate spread (a)	3.82%	3.48%
Net interest margin (a)	4.13%	3.86%
Return on average assets	1.09%	0.94%
Return on average equity	11.06%	10.16%
Efficiency (b)	64.29%	65.61%

ENDING BALANCES
Total assets	$1,168,385	$1,175,228
Earning assets	1,083,229	1,080,498
Intangible assets	22,320	23,293
Loans, net of reserve	825,513	816,319
Allowance for loan losses	15,211	15,353
Deposits	891,219	911,709
Stockholders’ equity	115,877	108,576
Book value per share	$11.87	$11.13
Tangible book value per share	$9.58	$8.74
Stockholders’ equity to total assets	9.92%	9.24%

(a)	Computed using fully taxable-equivalent net income.
(b)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(c)	Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED
	03/31/04	03/31/03
AVERAGE BALANCES
Total assets	$1,164,152	$1,176,928
Earning assets	1,069,623	1,084,668
Loans, net of reserve	827,108	812,637
Deposits	887,039	902,301
Equity	115,201	109,068

ASSET QUALITY
Nonperforming loans	$6,319	$8,822
Nonperforming assets (c)	7,623	10,305
Net loan charge-offs (recoveries)	63	241
Allowance for loan loss to loans	1.81%	1.85%
Net loan charge-offs(recoveries) to average loans	0.01%	0.03%
Nonperforming loans to gross loans	0.75%	1.06%
Nonperforming assets to allowance for loan loss	50.12%	67.12%
Allowance for loan loss to nonperforming assets	199.54%	148.99%
Nonperforming assets to total assets	0.65%	0.88%

	03/31/04	REQUIRED	EXCESS
REGULATORY CAPITAL RATIOS
Leverage	10.83%	4.00%	6.83%

Risk-based
Core Capital	14.28%	4.00%	10.28%
Total Capital	15.92%	8.00%	7.92%